Exhibit 99.3

Aerpio Pharmaceuticals Raises $40 Million

Aerpio Pharmaceuticals successfully completes reverse merger and closes private placement of $40 Million

March 16, 2017 08:00 AM Eastern Daylight Time

CINCINNATI—(BUSINESS WIRE) — Aerpio Pharmaceuticals, Inc. (the “Company”), a biopharmaceutical company focused on advancing first-in-class treatments for ocular diseases, today announced the successful completion of its reverse merger transaction with Aerpio Therapeutics, Inc. (“Aerpio”) and Aerpio Acquisition Corp. (“Merger Sub”), a wholly-owned subsidiary of the Company. Following the reverse merger transaction, the Company will continue the historical business of Aerpio.

The reverse merger transaction closed on March 15, 2017, pursuant to which Merger Sub merged with and into Aerpio, with Aerpio continuing as the surviving corporation. All outstanding capital stock of Aerpio was converted into shares of the Company’s common stock, and all outstanding options to purchase common stock of Aerpio have been converted into options to purchase shares of the Company’s common stock.

The Company also announced today the consummation of a private placement for gross proceeds of approximately $40.0 million for the issuance of an estimated 8.0 million shares of common stock at a purchase price of $5.00 per share. Net proceeds from the transaction will be used for development activities, including advancement of the lead program AKB-9778 for the treatment of diabetic retinopathy (DR).

Current investors of Aerpio participated in the offering, including Novartis Venture Fund, OrbiMed, Satter Investment Management, Kearny Venture Partners, Venture Investors, LLC., and Triathlon Medical Ventures. New institutional investors, Montrose Capital Partners and Ally-Bridge, also participated in the offering. Raymond James & Associates, Inc., National Securities Corporation, and Katalyst Securities LLC acted as placement agents in the offering.

Following the completion of the reverse merger transaction and subsequent financing, the Company’s Board of Directors is comprised of eight members. Previous members of Aerpio’s board of directors, including, Muneer Satter (Chairman), Joseph Gardner, Ph.D., Chau Khuong Ph.D., Anupam Dalal, M.D. and Paul Weiss, Ph.D., will remain on as Directors of the Company. In addition, Caley Castelein, M.D., Pravin Dugel, M.D. and Steven Prelack have joined the Company as Directors.

“Tie2 has steadily gained momentum as one of the most scientifically validated pathways for stabilizing vasculature and now stands at the forefront of new mechanisms being studied to treat retinal disease,” noted Joseph Gardner, President & CEO. “The potential of AKB-9778 for patients with DR is significant. Reversing the progression of diabetic eye disease, without repeated injections into the eye, could positively impact the lives of millions of people. The hard work and commitment of our team over the last year, in conjunction with this financing, will allow us to initiate our next study and bring us one step closer to realizing this vision.”

“The focus on DR provides a unique opportunity to transform the way diabetic eye disease is treated across the globe,” noted Dr. Pravin Dugel, a preeminent retina specialist and one of the Company’s newly elected Directors. “I’m excited to have the opportunity to be on the Aerpio team and proud to work on a potentially game-changing therapy for patients with no current treatment options.”

In the second quarter of 2017, the Company plans to initiate a 150 patient, double-masked, placebo-controlled, Phase 2B trial of once- and twice-daily dosing of AKB-9778 for 12 months to evaluate the safety and efficacy of AKB-9778 in subjects with moderate to severe DR without diabetic macular edema.

The offering was exempt from registration under Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated by the SEC thereunder. The Common Stock in the offering was sold to “accredited investors,” as defined in Regulation D, and was conducted on a “reasonable best efforts” basis.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

About Aerpio Pharmaceuticals

Aerpio Pharmaceuticals, Inc. is a biopharmaceutical company focused on advancing first-in-class treatments for ocular disease. The Company’s lead program, AKB?9778, is a small molecule activator of the Tie2 pathway and is in clinical development for diabetic retinopathy.

Forward Looking Statements

This press release contains forward-looking statements. Statements in this press release that are not purely historical are forward-looking statements. Such forward-looking statements include, among other things, the Company’s anticipated uses of proceeds from the private placement, business and product development plans and market information, including the timeline of, and other developmental plans for, AKB-9778 for diabetic retinopathy or otherwise, and the therapeutic potential of the Company’s product candidates, including AKB-9778. Actual results could differ from those projected in any forward-looking statements due to several risk factors. Such factors include, among others, the ability to raise the additional funding needed to continue to develop AKB-9778 or other product development plans, the inherent uncertainties associated with the FDA and drug development process, competition in the industry in which the Company operates and overall market conditions. These forward-looking statements are made as of the date of this press release, and the Company assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements, except as required by law. Investors should consult all the information set forth herein and should also refer to the risk factor disclosure set forth in the reports and other documents the Company files with the SEC available at www.sec.gov.

Contacts

Aerpio Therapeutics, Inc.

Dhaval Desai

Vice President of Medical Affairs

ddesai@aerpio.com

or

Burns McClellan on behalf of Aerpio Therapeutics

Justin Jackson, 212-213-0006

jjackson@burnsmc.com